SMITH BARNEY CALIFORNIA MUNICIPALS FUND
                        10f-3 REPORT
         September 1, 1997 through February 28, 1998



                    Trade               Par
Purchase  % of
Issuer                   Date Selling Dealer Amount
Price     Issue

Puerto Rico Infrastructure         11/21/97  Goldman Sachs
$7,000,000     $97.631   3.38%
5.000% due 7/1/2016

California Housing Auth.      1/20/98   Lehman Brothers
3,000,000  100.00   2.78
5.150% due 2/1/2018